UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                                                SEC FILE NUMBER
                                  FORM 12b-25                   000-49876

                          NOTIFICATION OF LATE FILING           CUSIP NUMBER
                                                                629355108

(Check one): |X| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q
             |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

        For Period Ended: December 31, 2007

        |_| Transition Report on Form 10-K
        |_| Transition Report on Form 20-F
        |_| Transition Report on Form 11-K
        |_| Transition Report on Form 10-Q
        |_| Transition Report on Form N-SAR

For the Transition Period Ended:________________________________________________

--------------------------------------------------------------------------------
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

NNRF, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

Nucon-RF, Inc.
--------------------------------------------------------------------------------
Former Name if Applicable

1574 Gulf Rd., #242
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Point Roberts, WA 98281
--------------------------------------------------------------------------------
City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion
|X| thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Qorsubject distribution reporton
         Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.


The registrant's certifying independent accountant has not completed their financial statement audit report.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Todd Sinclair                      604                  943-0706
      --------------------------------------------------------------------------
                (Name)                  (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
      is no, identify report(s).     Yes  |X|   No |_|

      --------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                       Yes |_|    No |X|

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                                   NNRF, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    March 27, 2008                  By  /s/ Todd Sinclair
      ------------------------             ----------------------------------



---------------------------------ATTENTION--------------------------------------
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C.1001).
--------------------------------------------------------------------------------